Exhibit 4

FORM OF STOCKHOLDER’S AGREEMENT

This STOCKHOLDER’S AGREEMENT, dated as of                        , 2004 (this “Agreement”), is made and entered into by and among Source Interlink Companies, Inc., a Missouri corporation (“Source”) and AEC Associates, L.L.C., a Delaware limited liability company (“AEC Associates” or “Stockholder”).

RECITALS

A.                                   Concurrently with the execution of this Agreement, Source, Alligator Acquisition, LLC, a Delaware limited liability company whose sole member is Source (“Merger Sub”), and Alliance Entertainment Corp., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of the Company with and into Merger Sub.

B.                                     Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of the Company (“Company Capital Stock”) will be converted into the right to receive shares of the common stock, par value $0.01 per share, of Source (“Source Common Stock”), all upon the terms and subject to the conditions set forth in the Merger Agreement.

C.                                     Pursuant to the Merger, Stockholder will receive, as consideration for the Merger,                          shares of Source Common Stock (“Consideration Shares”), upon the terms and subject to the conditions set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 Certain Definitions.  As used in this Agreement:

(a)                                  “Affiliate” or “affiliate” shall have the meaning provided in Rule 144(a)(1) under the Securities Act.

(b)                                 “Board” means the Board of Directors of Source.

(c)                                  “Beneficial ownership” or “beneficial owner” and similar variations have the meaning provided in Rule 13d-3 under the Exchange Act.  References to ownership of Voting Securities hereunder mean record or beneficial ownership.

(d)                                 “Business” means the business of distribution and fulfillment of prepackaged, physical VHS, CDs or DVDs containing audio or video files or other prepackaged, physical product containing audio or video files, provided, however the foregoing shall not include videogames.

(e)                                  “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

(f)                                    “Closing” means the date of the consummation of the Merger.

(g)                                 “Company” has the meaning set forth in the recitals hereto.

(h)                                 “Company Capital Stock” has the meaning set forth in the recitals hereto.

(i)                                     “Consideration Shares” has the meaning set forth in the recitals hereto.

(j)                                     “Demand Managing Underwriter” has the meaning set forth in Section 4.2(c).

(k)                                  “Demand Market Cut-Back” has the meaning set forth in Section 4.2(d).

(l)                                     “Demand Registrable Securities” has the meaning set forth in Section 4.1(a).

(m)                               “Demand Registration Statement” has the meaning set forth in Section 4.1(a).

(n)                                 “Demand Request” has the meaning set forth in Section 4.1(a).

(o)                                 A Person shall be deemed to have effected a “Disposition” of a security if such Person, directly or indirectly, (i) offers to sell, contracts to sell, makes any short sale of, or otherwise sells, disposes of, distributes, loans, gifts, pledges, assigns, encumbers or grants any options or rights with respect to, such security or any interest therein or any security convertible into or exchangeable or exercisable for any such security, (ii) enters into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such security, or (iii) enters into any agreement or understanding with respect to the foregoing.

(p)                                 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(q)                                 “Group” or “group” shall have the meaning provided in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, but shall exclude any institutional underwriter purchasing Voting Securities in connection with an underwritten registered offering for purposes of a distribution of such securities.

(r)                                    “Indemnified Party” has the meaning set forth in Section 4.5(c).

(s)                                  “Indemnifying Party” has the meaning set forth in Section 4.5(c).

(t)                                    “Initial Lock-Up Period” means the period ending at 12:01 a.m. (New York City time) on the three-month anniversary following the Closing.

(u)                                 “Legended Securities” has the meaning set forth in Section 3.2.

(v)                                 “Lock-Up Exceptions” has the meaning set forth in Section 3.1(a).

(w)                               “Merger” has the meaning set forth in the recitals hereto.

(x)                                   “Merger Agreement” has the meaning set forth in the recitals hereto.

(y)                                 “Merger Sub” has the meaning set forth in the recitals hereto.

(z)                                   “Minimum Holding Date” has the meaning set forth in Section 2.3 hereto.

(aa)                            “Person” shall mean any Person, individual, corporation, partnership, trust, limited liability company or other non-governmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

(bb)                          “Piggyback Registrable Securities” has the meaning set forth in Section 4.2(a).

(cc)                            “Piggyback Registration Statement” has the meaning set forth in Section 4.2(a).

(dd)                          “Piggyback Request” has the meaning set forth in Section 4.2(a).

(ee)                            “Piggyback Underwriting Agreement” has the meaning set forth in Section 4.2(b).

(ff)                                “Public Offering Lock-Up” has the meaning set forth in Section 4.8.

(gg)                          “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(hh)                          “Registrable Securities” means (i) the Consideration Shares and (ii) any securities issued in respect of the foregoing as a result of any stock split, stock dividend, recapitalization, or similar transaction.

(ii)                                  “Schedule 13D” means, with respect to Stockholder, that certain Schedule 13D under the Exchange Act required to be filed with respect to such Stockholder’s ownership, beneficially or of record, of Source Securities.

(jj)                                  “SEC” means the United States Securities and Exchange Commission or any other United States federal agency administering the Securities Act.

(kk)                            “Securities Act” means the United States Securities Act of 1933, as amended.

(ll)                                  “Source” has the meaning set forth in the preamble hereto.

(mm)                      “Source Common Stock” has the meaning set forth in the recitals hereto.

(nn)                          “Source Securities” means any shares of capital stock of Source, including without limitation Source Common Stock, and any options, warrants, convertible securities or other rights to acquire any shares of capital stock of Source or securities or instruments exchangeable or exercisable for, or convertible into, shares of capital stock of Source.

(oo)                          “Stockholder” has the meaning set forth in the preamble hereto.

(pp)                          “Stockholder Group Member” shall mean AEC Associates, L.L.C. and those of its Affiliates and members and Persons who file Schedule 13Ds or Schedule 13Gs pursuant to the Exchange Act as a Group with Stockholder.

(qq)                          “Supermajority Board Approval” means (i) the approval of at least 75% of the total number of members of the Board or (ii) the unanimous written consent of the Board.

(rr)                                “Suspension Condition” has the meaning set forth in Section 4.3(f).

(ss)                            “Suspension Period” has the meaning set forth in Section 4.3(f).

(tt)                                “Voting Securities” means any securities of Source entitled, in the ordinary course, to vote in the election of directors of Source, and any options, warrants, convertible securities or other rights to acquire any securities of Source or securities or instruments exchangeable or exercisable for, or convertible into, securities of Source; provided that Voting Securities shall not include stockholder rights or other comparable securities that acquire such voting rights only upon the happening of a trigger event or comparable contingency and which can only be transferred together with the securities to which they attach.  References herein to meetings of holders of Voting Securities shall include meetings of any class or type thereof.

All capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement.

ARTICLE 2

VOTING AND RELATED COVENANTS

2.1                                 Board Composition.  At the Effective Time, the Board will be comprised of eleven directors, to consist of six members of the Board designated by Source (including the current Chairman and Chief Executive Officer of Source, S. Leslie Flegel and one other director, Ariel Emanuel) before the mailing of the Proxy Statement/Prospectus, three of whom must be “independent” under the rules of the NASD and the SEC with respect to Source (the “Source Designated Directors”) and five individuals designated by the Company (three of whom must be “independent” under the rules of the NASD and the SEC with respect to Source) before the mailing of the Proxy Statement/Prospectus (the “Company Designated Directors”).  Such directors shall be initially appointed as follows: (A) three Company Designated Directors to the class whose term expires at the 2005 annual meeting of Source shareholders, (B) one Company Designated Director and three Source Designated Directors to the class whose term expires at the 2006 annual meeting of Source shareholders and (C) one Company Designated Director and three Source Designated

Directors to the class whose term expires at the 2007 annual meeting of Source shareholders.  If any Source Designated Director or Company Designated Director shall be unable or unwilling to serve as a director at the Effective Time, the party that designated such individual as indicated above shall designate another individual to serve in such individual’s place.

2.2                                 Committees.  As soon as reasonably practicable following the Effective Time, the Board will take all actions necessary to cause the membership of each its standing committees (i) to include one Company Designated Director and (ii) to be comprised of a majority of Source Designated Directors, each to the extent that such individual’s membership on a given committee is permitted by the applicable rules and regulations of the SEC and NASDAQ.

2.3                                 Bylaws.  The Board shall amend its Bylaws effective at the Effective Time, to, among other things, (i) provide that the Board shall consist of between three (3) and eleven (11) directors, with the exact number to be specified by resolution approved by Supermajority Board Approval; (ii) provide that the consummation of a Change of Control (as defined in Article XI of the Merger Agreement) or any further amendment to the Bylaws shall require Supermajority Board Approval; (iii) until the date on which Stockholder and the Stockholder Group Members own less than 10% in the aggregate of the outstanding Source Common Stock (the “Minimum Holding Date”), provided that if any Company Designated Director (as defined below) or Stockholder Designated Director is unable to fulfill his or her term in office, for whatever reason, either as a result of death, resignation, retirement or removal, then the remaining Company Designated Directors and the Stockholder Designated Directors shall have the exclusive right to designate an individual to fill such vacancy; and (iv) until the Minimum Holding Date, provide that if any Source Designated Director is unable to fulfill his or her term in office, for whatever reason, either as a result of death, resignation, retirement or removal, then the remaining Source Designated Directors shall have the exclusive right to designate an individual to fill such vacancy (the “Bylaws Amendment”).

2.4                                 Right to Designate Certain Directors.  Until the Minimum Holding Date, at every annual or special meeting of Source shareholders at which any directors are to be elected and at every adjournment or postponement thereof, and every action of approval by written consent of stockholders of Source with respect to such meeting, Stockholder shall have the right to designate an individual or individuals of its choice as a nominee for election to the Board (the “Stockholder Designated Director(s)”) for any seat that was last occupied or vacated by a Company Designated Director or a Stockholder Designated Director; provided, however, that Stockholder shall not have a right to designate any additional individual pursuant to this Section 2.4 if the effect of which would result in the Stockholder Designated Directors constituting a percentage representation on the Board exceeding the percentage ownership in the aggregate of Stockholder and the Stockholder Group Members of then outstanding Source Common Stock.  Source and Stockholder agree that Stockholder will exercise its designation rights for the 2005 annual meeting of Source shareholders to designate three individuals for election at that meeting.  Source agrees that it will not place any other nominees on the ballot for the 2005 annual meeting of Source shareholders for election as a director unless required by law.

2.5                                 Committees.  On and after the 2005 annual meeting of Source shareholders and until the first annual meeting of Source shareholders after the Minimum Holding Date, the Board will take all actions necessary to cause the membership of each its standing committees (i) to include at least one Company Designated Director or Stockholder Designated Director, and (ii) to be comprised of a majority of Source Designated Directors, each to the extent that such individual’s membership on a given committee is permitted by the applicable rules and regulations of the SEC and NASDAQ and consented to by the individual.

2.6                                 Independence.  To the extent that a Company Designated Director or Stockholder Designated Director is an “independent” director or otherwise fills a requirement by virtue of his or her credentials that is required by the SEC or NASDAQ and is unable to fulfill his or her term in office, for whatever reason, either as a result of death, resignation, retirement or removal, then any replacement or successor to such director’s seat shall also have the credentials required to qualify as “independent” or fill such other requirement.

2.7                                 Voting.  Without Supermajority Board Approval:

(a)                                  Until the date immediately following the 2007 annual meeting of Source shareholders at which directors are elected (the “2007 Annual Meeting”) and provided that Source and the Board have complied with the agreements set forth in Section 2.1 hereof, (i) Stockholder shall take such action as may be required so that all Voting Securities beneficially owned by Stockholder from time to time are voted in favor of electing such nominees for the Board as the Board (or the nominating and corporate governance committee of the Board if such authority has been delegated to such committee) may recommend; (ii) Stockholder, as a holder of Voting Securities, shall be present, in Person or by proxy, at all meetings of the stockholders of Source at which any directors are to be elected so that all Voting Securities beneficially owned by Stockholder from time to time may be counted for the purposes of determining the presence of a quorum at such meetings; and (iii) except as permitted in Section 2.1 with regard to the right to designate individuals to fill positions occupied, or intended to be occupied, by certain Company Designated Directors, Stockholder shall not take any action, directly or indirectly, intended to remove or that will result in removing any director from the Board.

(b)                                 The foregoing provisions shall also apply to the execution by Stockholder of any written consent in lieu of a meeting of holders of Voting Securities to the extent permitted by the Bylaws of Source.

2.8                                 Source agrees to take all reasonable actions (including to the extent necessary, calling a special meeting of the Board) in order to ensure that the composition of the Board is as set forth in Section 2.1 and 2.2 and to ensure that Stockholder is able to exercise the rights set forth in this Article II; provided however, the Board shall not be required to take action to overturn any action duly taken by the shareholders of Source.

ARTICLE 3

RESTRICTIONS ON TRANSFER OF SECURITIES; COMPLIANCE WITH SECURITIES LAWS

3.1                                 Restrictions on Transfer.

(a)                                  During the Initial Lock-Up Period, Stockholder covenants and agrees that it shall not effect any Disposition with respect to any Consideration Shares, subject to the following exceptions for Dispositions (the “Lock-Up Exceptions”):

(i)             to any Person or group approved in writing in advance by Supermajority Board Approval;

(ii)          to any Stockholder Group Members, subject to Section 3.1(d) below; and

(iii)       in response to a tender offer or exchange offer made by Source or recommended by the Board, or pursuant to a merger, consolidation or other business combination involving Source approved by Supermajority Board Approval.

(b)                                 Following the expiration of the Initial Lock-Up Period, the following restrictions on transfer shall apply, in each case subject to the continued application of the Lock-Up Exceptions:

(i)             at the expiration of the Initial Lock-Up Period, Stockholder may effect Dispositions of up to 33 1/3% of the Consideration Shares;

(ii)          at the six-month anniversary following the Closing, Stockholder may effect Dispositions of up to 66 2/3% of the Consideration Shares; and

(iii)       at the nine-month anniversary following the Closing, Stockholder may effect Dispositions of all of the Consideration Shares.

(c)                                  Any Disposition by Stockholder of any Source Securities shall be subject in each case to compliance with the Securities Act, including, if applicable, Rules 144 and 145 under the Securities Act, and, if applicable, the reasonable requirements of Source’s transfer agent with respect to sales of securities pursuant to Rule 144 and 145 under the Securities Act.

(d)                                 Notwithstanding anything in this Agreement to the contrary, beginning upon the Closing and through the 2007 Annual Meeting, Stockholder covenants and agrees that it shall not make any Disposition:

(i)             to any Stockholder Group Members unless such Stockholder Group Member(s) agree(s) in writing (in form reasonably acceptable to Source) prior to such Disposition to hold such Source Securities subject to all the rights and obligations of Stockholder under this Agreement; and

(ii)          in either case without Supermajority Board Approval, to: (A) any Person or group that has (1) announced or commenced an unsolicited offer for any Voting Securities, (2) publicly initiated, proposed or otherwise solicited Source stockholders for the approval of one or more stockholder proposals with respect to Source or (3) publicly made, or in any way participated in, any solicitation of proxies (or written consents), or otherwise become a “participant” in a “solicitation,” or assist any “participant” in a “solicitation” (as such terms are defined under the Exchange Act) in opposition to the recommendation or proposal of the Board; or (B) any Person or group known to Stockholder at the time of the Disposition to be accumulating stock on behalf of or acting in concert with any Person or group contemplated by clause (A) of this Section 3.1(d).

3.2                                 Restrictive Legends.  Any certificate or certificates representing the Consideration Shares and any securities issued in respect of the Consideration Shares as a result of any stock split, stock dividend, recapitalization, or similar transaction (collectively, the “Legended Securities”) and any other Source Securities hereafter acquired by Stockholder shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VOTING OBLIGATIONS AND RESTRICTIONS ON TRANSFER, INCLUDING ANY SALE, PLEDGE OR OTHER HYPOTHECATION, WHICH RESTRICTIONS ARE SET FORTH IN A STOCKHOLDER’S AGREEMENT BETWEEN THE ISSUER AND AEC ASSOCIATES, L.L.C., A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER AT THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES.

Stockholder consents to Source making a notation on its records and giving instructions to any transfer agent of the Legended Securities in order to implement the restrictions on transfer established in this Article 3.

3.3                                 Procedures for Certain Transfers.  Each certificate evidencing Legended Securities shall bear the restrictive legend set forth in Section 3.2 above, except that the legend and the stock transfer instructions and record notations with respect to such Legended Securities shall be removed upon the earlier to occur of (x) a transfer in accordance with the provisions of this Article 3 that does not require the transferee to be bound by this Agreement, and (y) expiration of the restrictions on transfer set forth in Section 3.1.

ARTICLE 4

REGISTRATION RIGHTS

4.1                                 Demand Registration.

(a)                                  If at any time after the expiration of the Initial Lock-Up Period and prior to the termination of registration rights pursuant to Section 4.10, Source shall receive from Stockholder (or any assignee that Stockholder specifically designates may provide such notice) a written request (a “Demand Request”) that Source effect the registration under the Securities Act of all or any part of any of the Registrable Securities that are then free from the restrictions on transfer contained in Section 3.1(b) above (the “Demand Registrable Securities”), then Source shall then use commercially reasonable efforts to cause the Demand Registrable Securities to be registered as soon as reasonably practicable after receipt of such Demand Request; provided, however, that such Demand Registrable Securities are to be offered and sold pursuant to a firmly committed underwritten offering led by a nationally recognized investment banking firm.  In connection with the Demand Request, Source shall prepare and file with the SEC as soon as reasonably practicable after receipt of the Demand Request, and shall use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter, a registration statement (a “Demand Registration Statement”) to effect such registration.  The Demand Request shall (i) specify the number of Demand Registrable Securities intended to be offered and sold by Stockholder pursuant thereto and (ii) contain the undertaking of Stockholder to provide all such reasonable information and materials and take all such reasonable actions as may be required under applicable laws in order to permit Source to comply with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and to obtain any desired acceleration of the effective date of such Demand Registration Statement.  The procedures to be followed by Source and Stockholder, and the respective rights and obligations of Source and Stockholder, with respect to the preparation, filing and effectiveness of the Demand Registration Statement and the distribution of Registrable Securities pursuant to the Demand Registration Statement under this Section 4.1 are set forth in Section 4.3.

4.2                                 Piggyback Registration.

(a)                                  If prior to the termination of Stockholder’s registration rights pursuant to Section 4.10, Source shall determine to register any of its Common Stock under the Securities Act (other than (i) registration statements relating to employee, consultant or director compensation or incentive arrangements, including employee benefit plans, (ii) registration statements pursuant to Rule 415 under the Securities Act or any successor rule with similar effect or (iii) any registration statement on Form S-4 with respect to any merger, consolidation or acquisition), then Source will promptly give Stockholder written notice thereof and include in such registration statement (a “Piggyback Registration Statement”), and in any underwriting involved therein, if any, all Registrable Securities that are then free from the restrictions on transfer contained in Section 3.1(b) above (the “Piggyback Registrable Securities”) specified in a written request made by Stockholder (a “Piggyback Request”) within twenty (20) days after receipt of such written notice from Source provided, however, that delivery of a Piggyback Request shall not be valid if the Piggyback Registration Statement is expected to be declared effective during the Initial Lockup Period.

(b)                                 If the Piggyback Registration Statement of which Source gives notice is for an underwritten offering, Source shall so advise Stockholder as a part of the written notice given pursuant to Section 4.2(a).  In such event, the right of Stockholder to registration pursuant to this Section 4.2 shall be conditioned upon the agreement of such Stockholder to participate in such underwriting to the extent provided herein.  Upon the request of the managing underwriter, Stockholder, if it has made a Piggyback Request, shall (together with Source and any other holders distributing Securities pursuant to such Piggyback Registration Statement, if any) enter into an underwriting agreement (the “Piggyback Underwriting Agreement”) in customary form with the underwriter or underwriters selected for such underwriting by Source.

(c)                                  Notwithstanding any other provision of this Agreement, if the managing underwriters of any underwritten offering as to which Stockholder has made a Piggyback Request shall advise Source in writing (with a copy of any such notice to Stockholder) that, in its opinion, the distribution of all or a specified portion of the Piggyback Registrable Securities, after including all the shares proposed to be offered by Source and all the shares of any other Persons entitled to registration rights with respect to such Piggyback Registration Statement, will affect the price, timing or distribution of such securities by such underwriters and therefore require a limitation of the number of Piggyback Registrable Securities to be underwritten, Source may exclude Piggyback Registrable Securities. The securities that are entitled to be included in the underwritten offering shall be allocated as follows: (i) first, to Source for securities being sold for its own account, (ii) second, to Hilco Capital LP and such other Warrantholders, as defined in and in accordance with that certain Warrantholders Rights Agreement, dated as of October 30, 2003, to the extent required by such agreement, (iii) to Stockholder and (iv) to the other holders of Source Securities requesting to include Source Securities in such registration statement based on the pro rata percentage of Source Securities held by such holders.  Notwithstanding the foregoing, Source shall use commercially reasonable efforts to allocate securities entitled to be included in an underwritten offering among the other holders of Source Securities requesting to include Source Securities pursuant to the agreement referenced in clause (ii) above with the Piggyback Registrable Securities held by Stockholder on a pro rata basis.  Source shall not enter into any agreement or extend any current agreement with a holder of Source Securities that would conflict with the priority of allocation set forth herein or provide for a prior right in any underwriting to such holder over Stockholder.

(d)                                 If Stockholder does not agree to the terms of any such underwriting, Stockholder shall be excluded from registering any of its Source Securities pursuant to the subject Piggyback Registration Statement by written notice from Source or the underwriter.  Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(e)                                  Except to the extent specifically provided in this Section 4.2, the procedures to be followed by Source and Stockholder, and the respective rights and obligations of Source and Stockholder, with respect to the distribution of any Piggyback Registrable Securities by Stockholder pursuant to any Piggyback Registration Statement filed by Source shall be as set forth in the Piggyback Underwriting Agreement, or any other agreement or agreements governing the distribution of such Piggyback Registrable Securities pursuant to such Piggyback Registration Statement.

(f)                                    Notwithstanding the foregoing, nothing in this Section 4.2, or any other provision of this Agreement, shall be construed to limit the right of Source, in its reasonable discretion:  (i) to delay, suspend or terminate the filing of any Piggyback Registration Statement; (ii) to delay the effectiveness of any Piggyback Registration Statement; (iii) to reduce the number of securities to be distributed pursuant to any Piggyback Registration Statement; or (iv) to withdraw such Piggyback Registration Statement.

4.3                                 Registration Procedures, Rights and Obligations.  The procedures to be followed by Source and Stockholder, and the respective rights and obligations of Source and Stockholder, with respect to the preparation, filing and effectiveness of the Demand Registration Statement and the distribution of Registrable Securities pursuant thereto, are as follows:

(a)                                  Stockholder shall not be entitled to make, in the aggregate, more than three (3) Demand Requests; provided, however, that any Demand Request that: (A) does not result in the corresponding Demand Registration Statement being declared effective by the SEC; (B) is withdrawn by Stockholder following the imposition of an order by the SEC with respect to the corresponding Demand Registration Statement; (C) is withdrawn at the request of Stockholder as a result of the exercise by Source of its suspension rights pursuant to Sections 4.3(e) or the occurrence of events set forth in Section 4.3(f) or 4.3(g); or (D) if the transactions contemplated in an underwriting agreement entered into in connection with such registration are not consummated, other than by reason of some act or omission by Stockholder, shall not count as a Demand Request.  Any Demand Request that is withdrawn by Stockholder for any reason other than as set forth in the previous sentence shall count as a Demand Request.  No Demand Request shall require that a Demand Registration Statement be declared effective until after the expiration of the Initial Lock-Up Period.

(b)                                 Source shall prepare and file with the SEC such amendments and supplements to the Demand Registration Statement and prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Demand Registrable Securities proposed to be distributed pursuant to the Demand Registration Statement until such time as all Demand Registrable Securities registered pursuant to the Demand Registration Statement have been sold.

(c)                                  In connection with an underwritten offering pursuant to the Demand Registration Statement, Stockholder shall select a nationally recognized investment banking firm to serve as lead manager of such offering.  Such manager is hereinafter referred to as the “Demand Managing Underwriter.”  Source shall, together with Stockholder, enter into an underwriting agreement with the Demand Managing Underwriter, which agreement may contain representations, warranties, indemnities and agreements then customarily included by an issuer in underwriting agreements with respect to secondary distributions under demand registration statements.

(d)                                 Notwithstanding any other provision of this Agreement, the number of Demand Registrable Securities proposed to be distributed by Stockholder pursuant to an underwritten offering may be limited by the Demand Managing Underwriter if it shall advise Source in writing (with a copy of any such notice to Stockholder) that, in its opinion, the distribution of all or a specified portion of the Demand Registrable Shares will affect the price, timing or distribution of such Securities (a “Demand Market Cut-Back”). The securities that are entitled to be included in the underwritten offering shall be allocated first to Stockholder and thereafter among other holders of Source Securities requesting to include such Source Securities in such registration statement based on the pro rata percentage of Source Securities held by such holders.

(e)                                  Notwithstanding any other provisions of this Agreement, in the event that Source receives a Demand Request at a time when Source (i) shall have filed, or has a bona fide intention to file, a registration statement with respect to a proposed public offering of equity or equity-linked securities, or (ii) has commenced, or has a bona fide intention to commence, a public offering of equity or equity-linked securities pursuant to an existing effective shelf or other registration statement, then Source shall be entitled to suspend, for a period of up to ninety (90) days after the receipt by Source of such Demand Request, the filing of the Demand Registration Statement.  If Source shall so postpone the filing of the Registration Statement and if Stockholder within thirty days after receipt of the notice of postponement advises Source in writing that such Stockholder has determined to withdraw such request for registration, then such Demand Registration shall be deemed to be withdrawn and Source shall pay all expense in connection with such withdrawn request.  Notwithstanding the foregoing, Source shall not be permitted to defer requested registration in reliance on this Section 4.2(e) more than once in any twelve month period.

(f)                                    Notwithstanding any other provision of this Agreement, in the event that Source determines that (i) non-public material information regarding Source exists, the immediate disclosure of which would be detrimental to Source; (ii) the prospectus constituting a part of any registration statement covering the distribution of any Registrable Securities, at a time when a prospectus relating thereto is required to be delivered under the Securities Act, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) an offering of Registrable Securities would materially interfere with any proposed material acquisition, disposition or other similar corporate transaction or event involving Source (each of the events or conditions referred to in clauses (i), (ii) and (iii) of this sentence is hereinafter referred to as a “Suspension Condition”), then Source shall have the right to suspend, for a maximum period of 30 days (the “Suspension Period”), (A) the filing or effectiveness of any Demand Registration Statement or (B) any distribution of Registrable Securities pursuant to any effective registration statement.  Source will as promptly as practicable provide written notice to Stockholder when a Suspension Condition arises and when it ceases to exist.  Upon receipt of notice from Source of the existence of any Suspension Condition, Stockholder shall forthwith discontinue efforts during the Suspension Period to: (i) cause Source to file or cause any Demand Registration Statement to be declared effective by the SEC (in the event that such Demand Registration Statement has not been filed, or has been filed but not declared effective, at the time Stockholder receives notice that a Suspension Condition has arisen); or (ii) offer or sell Registrable Securities (in the event that such registration statement has been declared effective at the time Stockholder receives notice that a Suspension Condition has arisen).  In the event that Stockholder has previously commenced or was about to commence the distribution of Registrable Securities pursuant to a prospectus under an effective registration statement, then Source shall, as promptly as practicable, make available to Stockholder (and to each underwriter, if any, participating in such distribution) an amendment or supplement to such prospectus.  If so directed by Source, Stockholder shall deliver to Source all copies, other than permanent file copies then in Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.  Notwithstanding the foregoing, Source shall not be permitted to defer requested registration in reliance on this Section 4.2(f) more than five times, and the aggregate Suspension Period for all requests shall not exceed forty-five days in any twelve month period.

(g)                                 Source shall promptly notify Stockholder of any stop order issued or, to Source’s knowledge, threatened to be issued by the SEC with respect to any registration statement covering Registrable Securities, and will use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered at the earliest possible date.

(h)                                 Source shall furnish to Stockholder (and any underwriter in connection with any underwritten offering) such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), in conformity with the requirements of the Securities Act, as Stockholder (and such underwriters) shall reasonably request in order to effect the offering and sale of any Registrable Securities to be offered and sold.

(i)                                     Source shall use commercially reasonable efforts to register or qualify the Demand Registrable Securities covered by the Demand Registration Statement under the state securities or “blue sky” laws of such states as Stockholder may reasonably request; provided, however, that Source shall not be required to take any action that would subject it to the general jurisdiction of the courts of any jurisdiction in which it is not so subject or to qualify as a foreign corporation in any jurisdiction where Source is not so qualified.

(j)                                     Source shall furnish to Stockholder and to each underwriter engaged in the underwritten offering of Demand Registrable Securities, a signed counterpart, addressed to Stockholder or such underwriter, of (i) an opinion or opinions of counsel to Source and (ii) a comfort letter or comfort letters from Source’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Stockholder or the Demand Managing Underwriter may reasonably request.

(k)                                  Source shall use commercially reasonable efforts to cause all Demand Registrable Securities to be listed on each securities exchange on which similar securities of Source are then listed.

(l)                                     Source shall take all such other actions reasonably necessary to permit the Demand Registrable Securities held by Stockholder to be registered and disposed of in accordance with the methods of disposition described herein.

(m)                               Upon request from Stockholder, Source shall use commercially reasonable efforts to assist in the marketing of the Registrable Securities, including, for example, by participating in roadshow presentations with potential investors, and such other methods as Source shall reasonably determine in its sole discretion, and the cost of such efforts shall be paid by Stockholder unless Source is also marketing Source Securities for its own account at such time.

4.4                                 Expenses.  Subject to Section 4.5, Source shall pay all registration expenses, other than underwriting or selling discounts and commissions, in connection with any registration statements that are initiated pursuant to Sections 4.1 or 4.2 of this Agreement, including, without limitation, all SEC, National Association of Securities Dealers, Inc., listing, and blue sky registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, fees and expenses of counsel for Source and those of Source’s independent auditors.  Subject to Section 4.5, Stockholder shall pay (i) with respect to any registration pursuant to Sections 4.1 and 4.2, the fees and expenses of counsel for Stockholder, (ii) all underwriting discounts and selling commissions with respect to the Registrable Securities sold by it pursuant to such registration statement; and (iii) any other expenses incurred by it other than those that are to be paid by Source in accordance with the immediately preceding sentence.

4.5                                 Indemnification.

(a)                                  In the case of any offering registered pursuant to this Section 4, to the extent permitted by law, Source will indemnify and hold harmless Stockholder, its Affiliates and officers and directors of Stockholder, any underwriter (as defined in the Securities Act) of such offering and each other Person, if any, who controls such Persons within the meaning of Section 15 of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any such Persons may be subject, under the Securities Act or any other statute or at common law or otherwise, and to reimburse any of such Persons for any legal or other expenses reasonably incurred by them in connection with investigating any claims or defending against any actions, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Section 4, the prospectus contained therein (during the period that Source is required to keep such prospectus current), or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, provided Source shall not be liable insofar as such losses, claims, damages or liabilities arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon information furnished in writing to Source by Stockholder, its Affiliates or any underwriter for Stockholder specifically for use therein.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any such director, officer, affiliate, partner, underwriter or controlling person and shall survive the transfer of such securities by such holder.

(b)                                 By requesting registration under this Section 4, Stockholder agrees, if Registrable Securities held by it are included in the securities as to which such registration is being effected, to indemnify and to hold harmless Source, its Affiliates and their respective directors and officers and each Person, if any, who controls such Persons within the meaning of Section 15 of the Securities Act against any losses, claims, damages or liabilities, joint or several, to which any of such Persons may be subject, under the Securities Act or any other statute or at common law or otherwise, and to reimburse any of such Persons for any legal or other expenses incurred by them in connection with investigating any claims or defending against any actions, to the extent such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to this Section 4, any prospectus contained therein, or any amendment or supplement thereto, and which is made in reliance upon information furnished in writing to Source by Stockholder, its Affiliates or any underwriter for Stockholder specifically for inclusion therein.  In no event shall the liability of Stockholder hereunder be greater in amount than the dollar amount of the net proceeds received by such Stockholder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)                                  Each party entitled to indemnification under this Section 4.5 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at its own expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.5 unless such failure is materially prejudicial to the Indemnifying Party’s ability to defend such claim.  No Indemnifying Party (i) in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation, or (ii) shall be liable for amounts paid in any settlement if such settlement is effected without the consent of the Indemnifying Party.

(d)                                 If the indemnification provided for in the preceding subdivision of this Section 4.5 is unavailable to an Indemnified Party in respect of any expense, loss, claim, damage or liability referred to therein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such expense, loss, claim, damage or liability (i) in such proportion as is appropriate to reflect the relative benefits received by Source on the one hand and the holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Source on the one hand and of the holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations.  The relative benefits received by Source on the one hand and the holder or underwriter, as the case may be, on the other in connection with the distribution of the Registrable Securities shall be deemed to be in the same proportion as the total net proceeds received by Source from the initial sale of the Registrable Securities by Source to the purchaser bear to the gain realized by Stockholder or the underwriting discounts and commissions received by the underwriter, as the case may be.  The relative fault of Source on the one hand and of Stockholder or underwriter, as the case may be, on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission to state a material fact relates to information supplied by Source, by Stockholder or by the underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that the foregoing contribution agreement shall not inure to the benefit of any Indemnified Party if indemnification would be unavailable to such Indemnified Party by reason of the proviso contained in the first sentence of subdivision (a) of this Section 4.5, and in no event shall the obligation of any Indemnifying Party to contribute under this subdivision (d) exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under subdivisions (a) or (b) of this Section 4.5 had been available under the circumstances.

Source and the holders of the Registrable Securities agree that it would not be just and equitable if contribution pursuant to this subdivision (d) were determined by pro rata allocation (even if the holders and any underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph and subdivision (c) of this Section 4.5.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.

Notwithstanding the provisions of this subdivision (d), no holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any such holder, the net proceeds received by such holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

4.6                                 Issuances by Source or Other Holders.  As to the registration or distribution referred to in Section 4.1, additional shares of Source Securities to be sold for the account of Source or other holders may be included therein; provided, however, that the inclusion of such Source Securities in such registration or distribution may be conditioned or restricted in accordance with the allocation set forth in Section 4.3(d) if, in the written opinion of the Demand Managing Underwriter, price, timing or distribution factors require a limitation of the number of shares to be underwritten.

4.7                                 Information by Stockholder.  Stockholder shall furnish to Source such information regarding Stockholder in the distribution of Registrable Securities proposed by Stockholder as Source may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Article 4.

4.8                                 Market Standoff Agreement.  For so long as Stockholder and any Stockholder Group Member own beneficially or of record, in the aggregate, ten percent (10%) or more of the outstanding Source Securities, in connection with the public offering of any Source Securities, Stockholder agrees that, upon the request of Source or the underwriters managing any underwritten offering of Source’s Securities, Stockholder shall agree in writing (the “Public Offering Lock-Up”) that neither Stockholder nor any Stockholder Group Member will effect any Disposition of any

Consideration Shares without the prior written consent of Source and such underwriters for the same period as agreed to by all of Source’s directors.  Stockholder agrees that Source may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of the Public Offering Lock-Up contained in this Section 4.8.

4.9                                 Restrictions on Transfer.  Notwithstanding anything in this Article 4, any Disposition by Stockholder of Source Securities, whether by way of a registered offering or otherwise, shall comply with the restrictions on transfer set forth in Section 3.1.

4.10                           Termination.  The provisions of this Article 4 with respect to registration rights shall terminate on the date when all Registrable Securities owned beneficially and/or of record by Stockholder may immediately be sold under Rule 144(k) or by any assignee of Stockholder under Rule 144 in any ninety day period.

ARTICLE 5

INTENTIONALLY LEFT BLANK

ARTICLE 6

NONCOMPETITION

6.1                                 Stockholder Covenants Not to Compete.

(a)                                  Stockholder acknowledges that due to the nature of Stockholder’s association with the Company, Stockholder has confidential and proprietary information relating to the Company and the Business.

(b)                                 During the period which shall commence on the Closing and terminate on the earlier of the second (2nd) anniversary of the Closing or the Minimum Holding Date (the “Restricted Period”), Stockholder shall not engage in or participate in the Business by directly or indirectly owning, managing, operating, controlling or otherwise engaging or participating in, or being connected as an owner, partner, principal, guarantor, advisor, member of the board of directors of, employee of, independent contractor for or consultant to or otherwise rendering any direct or indirect service for any company that derives more than 15% of its revenues from the Business.

(c)                                  Notwithstanding the foregoing provisions of Section 6.1(b) and the restrictions set forth therein, Stockholder may own securities in any publicly held corporation that is covered by the restrictions set forth in Section 6.1(b), but only to the extent that Stockholder does not own beneficially and/or of record, in the aggregate, more than five percent (5%) of the outstanding common stock of such corporation.

(d)                                 The restrictions set forth in Section 6.1(b) shall apply to North America (the “Business Area”).

6.2                                 Nonsolicitation of Employees or Consultants.  During the Restricted Period, Stockholder shall not, without the prior written consent of Source, directly or indirectly hire, retain or solicit or request, cause or induce (other than in all instances through a general advertisement or solicitation not directed at an individual) to leave the employ of, or terminate such person’s relationship with the Company or its successor or any subsidiary thereof, any person who is at the time, or at any time during the 12 months prior hereto had been, an employee of, a consultant to or a service provider of or independent contractor for the Company or its successor or any subsidiary thereof, devoting substantially all of his or her time to the Company or its successor or any subsidiary thereof.

6.3                                 Nonsolicitation of Customers.  During the Restricted Period, Stockholder shall not, directly or indirectly, solicit, induce or attempt to induce any existing customer of the Company or its successor or any subsidiary thereof to cease doing business in whole or in part with the Company or its successor or any subsidiary thereof, as the case may be, with respect to the Business or intentionally disparage the business reputation of the Company or its successor or any subsidiary thereof (or any member of the management team or board of any thereof).

6.4                                 Nondisclosure and Nonuse of Confidential Information.  Stockholder shall not disclose or use at any time any Confidential Information (as defined below), of which Stockholder is or becomes aware, whether or not such information is developed by it.  Stockholder shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  As used in this Agreement, the term “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, which relates to the Company or its successor or any subsidiary thereof or any of their respective business relations and business activities.  Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) was within Stockholder’s possession prior to its being furnished to Stockholder by or on behalf of the Company or its successor or any subsidiary thereof, provided that the source of such information was not known by Stockholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or its successor or any subsidiary thereof, (iii) is or becomes available to Stockholder on a non-confidential basis from a source other than the Company or its successor or any subsidiary thereof or any of their representatives, provided that such source was not known by Stockholder to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or its successor or any subsidiary thereof or any other party with respect to such information, (iv) is disclosed by the Company or its successor or any subsidiary thereof or Source to a third party without a duty of confidentiality, (v) is independently developed by Stockholder without use of Confidential Information, (vi) is disclosed under operation of law, or (vii) is disclosed by Stockholder or their representatives with the Company’s or its successor’s or any subsidiary’s thereof or Source’s prior written approval.  The obligation under this Section 6.4 shall terminate two years after the Restricted Period.

6.5                                 Separate Covenants.  This Section 6 shall be deemed to consist of a series of separate covenants, one for each line of business carried on by the Business and each county, state, province, country or other region included in the Business Area.  The parties expressly agree that the character, duration and geographical scope of this Section 6 are reasonable in light of the circumstances as they exist on the date upon which the Agreement has been executed.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1                                 Representations and Warranties of Source.

(a)                                  Existence and Power.  Source is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement by Source have been duly authorized by all necessary corporate action on the part of Source.  This Agreement constitutes the legal, valid and binding agreement of Source, enforceable against Source in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)                                  Compliance.  The execution, delivery and performance of this Agreement by Source requires no action by or in respect of, or filing with, any governmental or non-governmental body, agency or official or any other Person other than as required by any applicable requirements of the Securities Act, the Exchange Act and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby.

(d)                                 Non-contravention.  The execution, delivery and performance of this Agreement by Source does not and will not (a) violate the internal governance documents of Source, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon Source or (c) constitute a default under any material agreement or other instrument binding upon Source.

7.2                                 Representations and Warranties of AEC Associates.

(a)                                  Existence and Power.  AEC Associates is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)                                 Authorization.  The execution, delivery and performance of this Agreement by AEC Associates have been duly authorized by all necessary corporate action on the part of AEC Associates.  This Agreement constitutes the legal, valid and binding agreement of AEC Associates, enforceable against AEC Associates in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)                                  Compliance.  The execution, delivery and performance of this Agreement by AEC Associates requires no action by or in respect of, or filing with, any governmental or non-governmental body, agency or official or any other Person other than as required by any applicable requirements of the Exchange Act and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby.

(d)                                 Non-contravention.  The execution, delivery and performance of this Agreement by AEC Associates does not and will not (a) violate the internal governance documents of AEC Associates, (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree binding upon AEC Associates or (c) constitute a default under any material agreement or other instrument binding upon AEC Associates.

(e)                                  AEC Associates Ownership of Source Securities.  On the date hereof and immediately prior to the Closing, without giving effect to the transactions contemplated by the Merger Agreement, neither AEC Associates nor any Affiliate of AEC Associates beneficially owns any Source Securities.

(f)                                    AEC Associates Ownership of Source Common Stock.  As of the Effective Time, AEC Associates shall lawfully own of record and/or beneficially that number of shares of Source Common Stock set forth on Exhibit A hereto, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law).

ARTICLE 8

MISCELLANEOUS

8.1                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Source, to:

Source Interlink Companies, Inc.

27500 Riverview Center Blvd.,

Suite 400

Bonita Springs, Florida 34134

Attention:  S. Leslie Flegel, Chairman and Chief Executive Officer

Facsimile:  239-949-7649

with copies to:

Source Interlink Companies, Inc.

27500 Riverview Center Blvd.,

Suite 400

Bonita Springs, Florida 34134

Attention:  Douglas J. Bates, Esq., General Counsel

Facsimile:  239-949-7689

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:  Steven V. Bernard

Steve L. Camahort

Fax:  650-493-6811

(b)                                 if to AEC Associates, to:

AEC Associates, L.L.C.
9130 West Sunset Blvd.
Los Angeles, CA 90069

Attention:  General Counsel

Facsimile:  (310) 789-1791

with a copy to:

Munger, Tolles & Olson LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA  90071

Attention:                                         Robert B. Knauss

Sandra Seville-Jones

Facsimile:                                            (213) 683-5137

8.2                                 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise.  No party to this Agreement shall be considered the draftsman.  The parties hereto acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the parties hereto.

8.3                                 Entire Agreement.  This Agreement (including the documents and instruments referred to herein and the exhibits and schedules attached hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.4                                 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

8.5                                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.6                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

8.7                                 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as specifically provided in Section 4.5.  For the purposes of Articles 5 and 6 of this Agreement only, Source and Stockholder hereby acknowledge and agree that the Company is an intended third-party beneficiary of this Agreement and, with respect to Articles 5 and 6 of this Agreement only, the Company shall be entitled to enforce this Agreement as if it were expressly named as a party hereto.

8.8                                 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8.9                                 Equitable Relief.  The parties hereto agree that the remedies at law for any breach of the terms of this Agreement are inadequate.  Accordingly, the parties hereto consent and agree that an injunction may be issued to restrain any breach or alleged breach of such provisions.  The parties hereto agree that terms of this Agreement shall be enforceable by a decree of specific performance.  Such remedies shall be cumulative and not exclusive, and shall be in addition to any other remedies that the parties may have at law or in equity.

8.10                           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided however, Stockholder may assign its right, interests and obligations pursuant to Article 4 of this Agreement to or for the benefit of any affiliates or members of Stockholder who acquire any Consideration Shares in accordance with the terms of this Agreement and agree in writing with Source to be bound by the provisions hereof as if originally the Stockholder unless otherwise provided for herein.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Additionally, notwithstanding the foregoing or anything to the contrary contained in this Agreement, Source is specifically permitted to consummate the Reincorporation of Source into the State of Delaware.  Stockholder shall not engage in any transaction or series of transactions in which another entity becomes the owner of more than 50% of its equity securities unless the acquiror or the ultimate parent entity shall have executed and delivered to Source an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction or series of transactions, cause the relevant party to be bound to Section 6.1.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SOURCE INTERLINK COMPANIES, INC.

By:
Name:
Title:

AEC ASSOCIATES, L.L.C.

By:
Name:
Title:

Exhibit A

STOCKHOLDER OWNERSHIP OF SOURCE COMMON STOCK

Record	Beneficial